Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant [x]

Filed by the Party other than the Registrant [ ]

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[x]

Preliminary Information Statement

[ ]

Definitive Information Statement

[ ]Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)

AMERIMINE RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

AMERIMINE RESOURCES, INC.

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X[

No Fee Required.

[ ]Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)Title of each class of securities to which transaction applies:

(2)Aggregate number of securities to which transaction applies:

(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)Proposed maximum aggregate value of transaction:

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)Form, Schedule or Registration Statement No.:

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Date Filed:

AMERIMINE RESOURCES, INC.

27499 Riverview Center Boulevard, Suite 5-A

  Bonita Springs, FL 34134

INFORMATION STATEMENT

Mailing Date:  February 28, 2006

We are not asking you for a proxy and you are

requested not to send us a proxy

General

This Information Statement is furnished to the holders of Common Stock, $.001 par value per share (the "Common Stock"), of Amerimine Resources, Inc. (the "Company") on behalf of the Company in connection with a proposed amendment to the Articles of Incorporation of the Company to ratify a previously effected reclassification of the common stock.  The amendment has already been approved by the consent of persons holding ___________ Shares, which is a majority of the 111,238,700 outstanding shares.  YOU ARE NOT BEING ASKED FOR A PROXY NOR TO VOTE ON THIS MATTER.  THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY.

The cost of this Information Statement will be borne by the Company.

Record Date

The close of business on February 28, 2006, which is the date of the consent action by shareholders approving the amendment to its articles, was fixed as the record date pursuant to Section 607.0704 of the Florida Business Corporation Act.

The voting securities of the Company are the shares of its Common Stock, of which 111,238,700 shares were issued and outstanding as of February 28, 2006.  All outstanding shares of Common Stock are entitled to one vote on each matter submitted for voting at the Meeting.

Beneficial Ownership of Common Stock

Principal Shareholders, Directors and Officers.  The following table sets forth the beneficial ownership of the Company's Common Stock as of February 28, 2006 by each person known to the Company to own more than five percent (5%) of the Company's Common Stock and by each of the Company's current directors, and by all directors and officers of the Company as a group.  The table has been prepared based on information provided to the Company by each shareholder.

Amount of

Name and

Beneficial

Percent of

Address

Ownership(1)

Class

Daniel Enright,

Chief Executive and

Financial  Officer  and Director

27499 Riverview Center Boulevard, Suite 5-A

  Bonita Springs, FL 34134                             5,761,935(1)

5.0%

All officers

  and directors

  as a group (1 person)

                            5,761,935(1)

5.0%

(1) For Mr. Enright, includes the right to receive 5% of the outstanding common shares under his employment contract, as well as 200,000 shares owned by him directly.

As of February 28, 2006, there were approximately ___ shareholders of record.

 PROPOSAL NO. 1:

RECLASSIFICATION OF SHARES

The stockholders holding a majority of the common stock have approved an amendment to the articles of incorporation of the Company to ratify a 1-for-1000 reverse stock split effected March 1, 2006. The reason for the reverse split was to remedy the trading price of the common stock (approximately $.02 per share). The Company believes that a reverse split will assist in obtaining a higher trading price for the common stock which will make it more attractive to potential investors. In particular, the Company understands that shares trading at less than $5.00 per share are considered to be “penny stocks” and trading of such securities is subject to certain restrictions. The ultimate price at which shares will be traded, however, cannot be predicted by management.

The amendment will not change the number of authorized shares of common stock (currently 200,000,000) nor the par value of $.001 per share.  Although the Company believes that the reverse stock split was validly approved by the action of its Board of Directors, management believes it is prudent for stockholders to amend the articles of incorporation to ratify the reverse split. The obtaining of shareholder ratification will not cause any further reclassification of the common shares of the Company.